Notice of Offer to Purchase for Cash
Up to 30% of the Outstanding Shares of Common Stock
of
SUPERVALU INC.
at
$4.00 Net Per Share in Cash
by
SYMPHONY INVESTORS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME, ON FEBRUARY 25, 2013, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, THE "EXPIRATION TIME")

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated January 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") relating to the Offer by Symphony Investors LLC ("Purchaser'), a newly-formed Delaware limited liability company whose managing member is Cerberus Capital Management, L.P. ("Cerberus"), to purchase up to 30% of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of SUPERVALU INC., a Delaware corporation (the "Company"), as of the Expiration Time (the "Maximum Aggregate Amount") at a price of $4.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer (the "Offer Price").

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

  1.
  The offer price for the Offer is $4.00 per Share, net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

  2.
  The Offer is being made for up to 30% of the outstanding Shares as of the Expiration Time.

  3.
  The Offer is being made pursuant to the Tender Offer Agreement, dated January 10, 2013, by and among Purchaser, Cerberus and the Company (the "Tender Offer Agreement").

  4.
  The Company's Board of Directors has approved the execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated thereby, but is expressing no opinion to the Company's stockholders and is remaining neutral with respect to the Offer.

  5.
  The Offer will expire at 5:00 p.m., New York City time, on February 25, 2013, unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Expiration Time (as defined in Section 1 of the Offer to Purchase) and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 26, 2013.

  6.
  The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

  7.
  Tendering stockholders who are registered stockholders or who tender their Shares directly to Wells Fargo Bank, N.A. (the "Depositary") will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser's purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

  8.
  In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Instruction Form
With Respect to the Offer to Purchase for Cash
Up to 30% of the Outstanding Shares of Common Stock
of
SUPERVALU INC.
at
$4.00 Net Per Share in Cash
Pursuant to the Offer to Purchase Dated January 25, 2013
by
SYMPHONY INVESTORS LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, and, together with the Offer to Purchase, the "Offer") relating to the Offer by Symphony Investors LLC ("Purchaser"), a newly-formed Delaware limited liability company whose managing member is Cerberus Capital Management, L.P., to purchase up to 30% of the outstanding shares of common stock, par value $0.01 per share, of SUPERVALU INC., a Delaware corporation, as of the date and time of the expiration of the Offer, at a price of $4.00 per Share, net to the seller in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions of the Offer (the "Offer Price").

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate evidencing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

**

ACCOUNT NUMBER:

NUMBER OF SHARES BEING

TENDERED HEREBY:	SHARES*

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:                               , 2013

(Signature(s))
(Please Print Name(s))

Address:

Area Code and Telephone No.

Taxpayer Identification or

Social Security No.